EXHIBIT 10.41

Handelsbanken	GENERAL PLEDGING

Branch office Frölunda				Pledging no.

Borrower	Name MOBITEC AKTIEBOLAG			Civic registration/Business organisation no.

Pledger	Name MOBITEC AKTIEBOLAG			Civic registration/Business organisation no.

Lenders	Svenska Handelsbanken AB (publ) and/ or Handelsbanken Finans AB (publ) and/or Stadshypotek AB (publ) and/or Svenska Handelsbanken S.A., and/or Bank Svenska Handelsbanken Polska S.A.

Pledge Information	Pledged property, i.e. a pledge, constitutes the Lender’s security for the borrower’s undertakings to pay his debt and accrued Interest, charges and costs. If the borrower does not meet his commitments the pledge can be immediately utilised by the Lender If there are a number of pledges the Lender may freely choose which pledges to utilise. The pledge remains whether or not any community of Interest between the pledger and the borrower might cease. Pledging may decrease the value of the property as security for other loans and otherwise affect the pledger’s right of disposition over the property. As regards the order in which the Lender may utilise security (pledges, guarantees etc.), the Lender’s care of the pledge, any guarantor’s right to the pledge etc., see the “General Terms” for General Pledging.

Property pledged	As security for all obligations towards the lenders, the following property is pledged on the terms and conditions set out in this document. The pledging covers all the borrower’s obligations — including his own guarantees — towards the lenders from time to time in accordance with the terms and subject to the restrictions set out in the “General Terms” for General Pledging.

Chattel mortgage on 9,200,000 SEK within 18,000,000 SEK in all our property / in our business activity

Fire Insurance	Insurance company

	Full value insurance	Insurance cover, SEK (if “No”)	Deductible	SEK (If “Yes”)
	☐ Yes ☐ No		☐ Yes ☐ No

I/We confirm that the property pledged is insured against fire as set out above and undertake to maintain Insurance cover to at least the same extent as long as the pledge applies.

Pledger’s signature	I/We confirm that I/we have read the above information, all the pages of the contract and the “General Terms” for General Pledging.

Date 2009-06-16

Pledger’s signature
MOBITEC AKTIEBOLAG

/s/ Agne Axelsson

Documents in order	Date	Initials

Handelsbanken

GENERAL TERMS FOR GENERAL PLEDGING (applying from December 1, 2004)
1.	Borrower

In this general pledging, borrower also means a party who in relation to Handelsbanken Finans AB is a lessee. The general pledging thus also covers any commitments which the borrower may have towards Handelsbanken Finans AB by virtue of leasing agreements.

2.	Costs etc

The pledger shall reimburse the lender for the costs and work associated with obtaining, maintaining and utilising the agreed security and also for lodging of proof and collecting the lender’s claims on the borrower or on any other party liable for payment thereof.

3.	Limitation of the scope of the pledging

This pledging does not constitute collateral for
a)	the borrower’s obligations based on bills of exchange which have been discounted or which may be discounted with the lender by a party other than the borrower, unless they concern the renewal of bills or have otherwise replaced bills originally discounted by the borrower,

b)	other claims on the borrower which the lender has acquired or may acquire from a party other than the borrower, or

c)	the borrower’s obligation to pay damages which have arisen or may arise outside any contractual relationship between the borrower and the lender.
4.	The Bank’s right to sell pledged financial instruments

If the security consists in full or in part of financial instruments and if the value for borrowing purposes assigned by the Bank declines, implying that the security is no longer satisfactory, the borrower must at the request of the Bank immediately provide additional security. If such security is not provided or if the Bank is unable to contact the borrower within a reasonable period of time, the Bank has the right, but not the obligation, to sell the required portion of the financial instruments. The proceeds shall be deposited to an interest-bearing account and continue to constitute security.

5.	Sequence of utilisation of security

The lender may determine the sequence in which the security (pledges, guarantees, etc) shall be utilised.

6.	Yield on pledge etc

Yield and all other rights based on the pledge are also covered by the pledging and constitute a pledge. Thus, the pledging of shares, for example, includes the right for the lender to participate in bonus issues, new issues and other issues for which the shares qualify. As appears from Section 7, however, the lender is not liable for ensuring that such rights are safeguarded. Where this nevertheless occurs, the lender is accountable to the pledger.

7.	Safeguard of the pledge by the lender

The lender has a duty to take good care of the pledge. Where appropriate, the lender shall renew periods of limitation and lodge proof of claim in case of summons of unknown creditors and also in bankruptcies, where the pledger so requests after commencement of the bankruptcy. Where announcement has been made regarding the cancellation of a pledged document, the lender shall give notice that it holds the document.

However, the lender is not obliged to take any of these measures regarding certificates of claim consisting of coupons or which are intended for the open market, such as bonds, or to which Swedish law does not apply.

The lender is not obliged to maintain personal liability for payment in respect of mortgaged instruments of debt

The lender’s safeguard of the pledge does not extend beyond what has been stated above. Thus, the lender is not, for example, as far as securities are concerned, obliged to collect dividends and interest or observe the pledger’s rights in connection with issues, exchanges of shares, conversions, distributions of the net assets, etc
By separate agreement the lender may, for a fee, assume additional duties.
8.	How pledges may be utilised by the lender

The lender may utilise a pledge as the lender deems fit. In this respect, the lender shall proceed with care and, where possible, and it in the opinion of the lender it can be accomplished without prejudice to the lender, notify the pledger to this effect in advance.

When applying the above, a pledged financial instrument can be sold in a different way than on a market where the instrument is registered or is normally traded.

If the pledge consists of funds deposited in an account with one of the lenders, the lender may immediately debit the account in reimbursement of the amount due, without informing the pledger in advance. Should the pledge consist of an instrument of debt for which the pledger is liable personally or with certain property, the instrument is, with respect to the pledger, due for payment on demand, regardless of the due date stipulated in the instrument.

9.	The lender’s right to sign on behalf of the pledger

Through his pledging, the pledger authorises the lender of anyone appointed by the lender, to sign on behalf of the pledger where this is necessary in order to safeguard the lender’s right of pledge. This authorisation may not be revoked as long as the pledging is in force

10.	Release of pledge

The lender may release pledges without being bound to observe any right to the pledge which may accrue to a guarantor who has made payment to a party other than the lender by virtue of his guarantee. In relation to the lender, the pledger has no right to any other collateral which has been provided or which may be provided for obligations covered by the pledging. As regards such collateral, the lender may permit changes or release.

11.	Insurance

Property which constitutes security for the lender’s claim shall be satisfactorily insured with an insurer approved by the lender. If the pledger fails to show proof that Insurance as prescribed above is in force, the lender may have the property insured at the lender’s expense.

12.	Processing of personal data

Personal data submitted to the Bank in connection with a credit application or otherwise registered in connection with processing or administration of this credit will be subject to such processing in computer systems at the Bank as required by the credit agreement.

This promissory note contains special information on the processing of data for credit references.

The personal data are also used for marketing and customer research, business and methods development and risk management in the Group. Risk management also involves processing of information on the borrower and loans to assess the quality of loans for purposes of capital adequacy.

The pesonal data are also used for marketing purposes, if the borrower has not requested a block on direct advertising from the Bank. The processing of personal data can — within the framework of current bank confidentiality regulations — take place with other Group companies and other companies with whom the Bank co-operates in its operations.

If borrowers want to receive Information about their personal data which is being processed by the Bank, they can request this in writing from their respective branch of the Bank. Requests to correct incomplete or incorrect personal data can be made at the Bank branch or sent to Handelsbanken, Central auditing department, SE-10870 Stockholm.

The above statements regarding borrowers also apply to guarantors, if any, or other pledgers than the borrower.

Handelsbanken
13.	Notices, etc.

The pledger shall notify the lender of any changes of address, telephone or fax number. Registered letters regarding this pledging or circumstances relating to it, which the lender has sent to the pledger, shall be deemed to have reached the addressee not later than the seventh day after despatch if the letter has been sent to the address which is known to the lender.

Notices sent by fax shall be deemed to have reached the addressee no later than the next business day if the fax message was sent to a number which the addressee has submitted to the Bank. A business day is a day other than Sunday, public holiday, Saturday, Midsummer’s Eve, Christmas Eve or New Year’s Eve.

The provisions do not apply to notices renewing limitation periods.

14.	Limitation of the lender’s liability

The lender shall not be held responsible for any loss or damage resulting from a legal enactment (Swedish or foreign), the intervention of a public authority (Swedish or foreign), an act of war, a strike, a blockade, a boycott, a lockout or any other similar circumstance. The reservation in respect of strikes, blockades, boycotts and lockouts applies even if the lender itself is subjected to such measures or takes such measures. Any loss or damage which occurs in other circumstances shall not be compensated by the lender, provided the lender has exercised normal care.

The lender is in no case responsible for indirect damage.